Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38325) of Childtime Children’s Centers, Inc. of our report dated June 12, 2002 relating to the December 31, 2001, financial statement of Childtime Children’s Centers 401(k) Savings & Retirement Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Detroit, Michigan
June 27, 2003